EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Omnicom Group Inc.:

We consent to the incorporation by reference in the registration statements (Registration Statement Nos. 333-84498, 333-33972, 333-37634, 333-41717, 333-70091, 333-74591, 333-74727, 333-74879, 333-84349, 333-90931, 333-108063, 333-115892, 333-146821, 333-159600, 333-168547, 333-188732) on Form S-8 and (Registration Statement No. 333-236502) on Form S-3 of Omnicom Group Inc. and subsidiaries of our report dated February 18, 2021, with respect to the consolidated balance sheets of Omnicom Group Inc. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 Annual Report on Form 10-K of Omnicom Group Inc. and subsidiaries.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
New York, New York
February 18, 2021